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                                                                      EXHIBIT 99

                                              Contact:

                                              Kori B. Beer
[LOGO] ViroPharma                             Director, Corporate Communications
           INCORPORATED                       ViroPharma Incorporated
                                              Phone (610) 321-6288


              ViroPharma Provides Further Update on Picovir(TM) NDA

Exton, PA June 4, 2002 - As the Company expected and had previously announced, ViroPharma Incorporated (Nasdaq: VPHM) recently received a "not approvable" letter from the U.S. Food and Drug Administration in response to the new drug application (NDA) for Picovir(TM). The Company submitted its NDA for approval to market Picovir(TM) for the treatment of otherwise healthy adults suffering from the common cold with a five day, three times daily regimen of Picovir(TM). The FDA issues a not approvable letter if, among other reasons, it concludes that the application contains insufficient information for an approval action.

In this letter, the FDA identified the insufficient data on the interaction between Picovir(TM) and other drugs, including specifically, oral contraceptives and drugs with a narrow concentration-response relationship, as the primary deficiency in the NDA preventing the Agency from approving the NDA. The FDA also stated in the letter that ViroPharma will need to provide evidence that Picovir(TM) does not affect the efficacy of oral contraceptives. Picovir(TM) increases the levels in the body of a naturally-occurring enzyme that metabolizes other drugs. The intensity of this elevation in enzyme levels, and the length of time that the elevation continues after a patient stops taking Picovir(TM), will be important factors in determining whether Picovir's interaction with other drugs is clinically manageable. The FDA also stated that in order for it to consider approving the Company's NDA for Picovir(TM), ViroPharma must develop a risk management program that minimizes the use of Picovir(TM) in populations for which it is not indicated, and reduces the risk of drug interactions with Picovir(TM).

The FDA also indicated that ViroPharma should obtain additional information to address certain matters that are similar to selected issues raised by the Antiviral Drugs Advisory Committee. These additional matters are not the basis of the not approvable letter.

Preliminary studies are being conducted that are intended to further characterize the interaction of Picovir(TM) with other drugs, including oral contraceptives. ViroPharma expects that the data from these studies should be available in the third quarter of 2002. Additional information, however, will be needed to address the concerns raised by the FDA. ViroPharma and Aventis will work together to determine what further action will be taken with Picovir(TM).

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ViroPharma will hold a teleconference call Wednesday, June 5 at 10:30 a.m. (EST)
to discuss the matters described in this press release. To participate in the call, please dial: 1-888-276-9998 (Domestic) and 1-651-332-0932 (International). After placing the call, please tell the operator you wish to join the ViroPharma conference call. Additionally, the conference call will be webcasted at:

             http://www.irconnect.com/vphm/pages/vphm_webcast.mhtml
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If you are unable to participate during the live Webcast, the conference call will be archived at this same address for 30 days.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including the common cold (a viral respiratory infection, or VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and was the subject of an NDA reviewed by the FDA for the treatment of the common cold in adults. In March 2002, the Antiviral Drugs Advisory Committee of the FDA voted to not recommend Picovir(TM) for approval for the treatment of the common cold in adults. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases, respectively. ViroPharma's sales force currently details two drugs for Aventis Pharmaceuticals.

Statements in this press release relating to ViroPharma's plans and efforts with respect to ViroPharma's Picovir(TM) NDA and expected timeframes for the completion of clinical studies are forward-looking and subject to risks and uncertainties. The FDA and other regulatory authorities may never approve the marketing and sale of Picovir(TM). Even if eventually approved, there can be no assurance that Picovir(TM) will achieve market acceptance. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with the Company's anticipated schedule. These factors, and other factors, including, but not limited to those described in ViroPharma's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.